December 16, 2024

Michelle L. Miller

Re: Employment Letter Agreement

Dear Michelle:

We are delighted to memorialize your continuing employment as Executive Vice President, Chief Accounting Officer and Chief Technology Officer of NNN REIT, Inc., a Maryland corporation (the “Company”), effective as of January 1, 2025 (the “Effective Date”), on the terms and conditions set forth in this letter agreement (this “Letter”). This Letter, together with the Company’s Executive Severance and Change of Control Plan (the “Plan”), replaces and supersedes the Employment Agreement, dated as of February 15, 2018 (the “Original Employment Agreement”), between you and the Company. Accordingly, the parties hereto agree as follows:

1.
Duties. You shall continue to be employed by the Company as Executive Vice President, Chief Accounting Officer and Chief Technology Officer of the Company, and, as such, you shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company (the “CEO”) and the Chief Financial Officer of the Company (the “CFO”), which duties shall not be materially inconsistent with the duties performed by executives holding similar offices with real estate investment trusts. You shall devote substantially all of your business time and effort to the performance of your duties hereunder, except that you may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with your employment duties. You shall comply with the policies, standards, and regulations established from time to time by the Company.
2.
Compensation.
2.1
Salary. The Company shall pay you a base salary at the rate of $350,000.00 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) shall review your base salary annually and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial year of employment.
2.2
Bonus and Incentive Compensation. You will be entitled to participate in the Company’s Annual Bonus Program as follows:
(a)
Annual Bonus Compensation. You shall be eligible to receive a bonus for each year that you are employed with the Company (“Annual Bonus”) as the Compensation Committee shall determine. Your Annual Bonus shall be determined in accordance with the Company’s executive compensation policies as in effect from time to time during your employment with the Company and shall be based, in part, on you achieving your individual performance goals for the year and, in part, on the Company’s achieving its performance goals for the year.

(b)
Equity Incentive Awards. You shall be eligible to participate each year during your employment with the Company in the Company’s equity incentive plans pursuant to the Company’s 2017 Performance Incentive Plan (or any successor thereto) or such other plans or programs as may be in effect from time to time, in each case as the Compensation Committee shall determine.
2.3
Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 2.4, during your employment with the Company, you shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that you are eligible under the terms of such plans or programs.
2.4
Specific Benefits. Without limiting the generality of Section 2.3, during your employment with the Company, the Company shall make available to you the fringe benefits set forth on Attachment “A” to this Letter. You shall be entitled to thirty (30) days of paid time off per year (prorated for any partial year of employment).
2.5
Expenses. The Company shall pay or reimburse you for all ordinary and reasonable out-of-pocket expenses incurred by you during your employment with the Company in the performance of your services under this Letter; provided that such expenses are incurred and accounted for by you in accordance with the policies and procedures established from time to time by the Company. To the extent that any reimbursements owed to you under this Letter are taxable to you, (i) any such reimbursement payment shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred, (ii) such reimbursements are not subject to liquidation or exchange for another benefit, and (iii) the amount of such payments that you receive in one taxable year shall not affect the amount of any other reimbursements or benefits that you are eligible to receive in any other taxable year.
3.
Severance; Restrictive Covenants. As the Company’s Executive Vice President, Chief Accounting Officer and Chief Technology Officer, you shall be a participant in the Company’s Executive Severance and Change of Control Plan (the “Plan”) and shall be subject to the Restrictive Covenants (as defined in the Plan) contained therein.
4.
Severability. As the provisions of this Letter are independent of and severable from each other, the Company and you agree that if, in any action before any court or agency legally empowered to enforce this Letter, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Letter, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
5.
Notice. For purposes of this Letter, notices, demands and all other communications provided for in this Letter shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third (3rd) business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
(a)
If to the Company, to:

NNN REIT, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801

Attn: Chairperson of the Compensation Committee
of the Board of Directors

(b)
If to you, to:

Michelle L. Miller

at the address set forth on the first page hereof

Either party may change its address for notices in accordance with this Section 5 by providing written notice of such change to the other party.

6.
Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Florida.
7.
Benefits; Binding Effect; Assignment. This Letter shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. You shall not assign this Letter. However, the Company is expressly authorized to assign this Letter to a Company Affiliate (as defined in the Plan) upon written notice to you, provided that (i) the assignee assumes all of the obligations of the Company under this Letter, (ii) your role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (iii) the Company, for so long as an affiliate of the assignee, remains primarily liable for the financial obligations hereunder.
8.
Entire Agreement. This Letter, including its incorporated Attachment “A,” and together with the Plan and the Participation Letter Agreement, dated as of December 16, 2024, between the Company and you under the Plan, constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning your employment or the other subject matters of this Letter (including, without limitation, the Original Employment Agreement) are superseded in their entirety by this Letter.
9.
Waivers and Amendments. This Letter may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
10.
Counterparts. This Letter may be executed in counterparts, each of which will be deemed an original, but which together shall be one and the same instrument.
11.
Advice. You confirm and represent to the Company that you have had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as you deem necessary for entering into this Letter, and you have not relied upon the advice of the Company or the Company’s officers, directors, or employees.
12.
Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Letter shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

13.
Effective Date. This Letter shall only become effective on the Effective Date.

Sincerely,

NNN REIT, INC.

By /s/ Steven D. Cosler
Name: Steven D. Cosler
Title: Chairperson – Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ Michelle L. Miller
Michelle L. Miller

ATTACHMENT “A”

Additional Fringe Benefits

•
$500/month car allowance

•
Long-term disability coverage consistent with long-term disability coverage provided under the Company’s group plan for all associates

•
Life insurance benefits with a face amount equal to Annual Salary (provided that, if at any time the Company cannot obtain such insurance at rates which are reasonable for the provision by the Company of such a benefit, the Company may then self-insure such benefits)

A-1